UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)
January 30, 2015 (January 26, 2015)
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Breitburn Energy Partners LP
(Exact name of registrant as specified in its charter)
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Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)
515 South Flower Street, Suite 4800
Los Angeles, CA 90071
(Address of principal executive office)
(213) 225-5900
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On January 26, 2015, the Compensation and Governance Committee (“Committee”) of the board of directors of Breitburn GP LLC (“Breitburn”), the general partner of Breitburn Energy Partners LP (the “Partnership”), approved an amendment to each of the existing Convertible Phantom Unit (“CPU”) Agreements for grants made in 2013 and 2014 entered into with each of Messrs. Halbert S. Washburn, Mark L. Pease, Gregory C. Brown and James G. Jackson (the “CPU Agreements”). The board of directors also approved such amendment.
Under the CPU Agreements, each CPU entitles the executive to receive (a) a number of Breitburn common units (“Common Units”) at the time of vesting equal to the number of “common unit equivalents” (“CUEs”) underlying the CPU at vesting, and (b) performance distribution equivalents (“PDRs”) during the vesting period based on the number of CUEs underlying the CPU at the time of such distribution. Each PDR entitles the executive to additional CPUs with a value equal to the amount of distributions paid on each Common Unit. The number of CUEs underlying each CPU at vesting is calculated based upon the annualized amount of distributions made per Common Unit preceding the vesting date.

Prior to this amendment of the CPU Agreements, the number of CUEs per CPU over the three year life of the agreement could be reduced to a minimum of zero or be multiplied by a maximum of 4.768 times based on the Partnership’s distribution levels. The amendment to the CPU agreements, commencing with the date of the amendment, now limits the multiplier to “1.” As a result at vesting, CPUs for each award will convert to Common Units on a 1:1 basis. In addition, the amendment provides for the forfeiture from the date of grant to the date of the amendment of previously credited PDRs to each executive. No other modification was made to the CPU Agreements under this amendment. The Committee determined that these modifications were appropriate and consistent with its retention objectives for Breitburn’s executive officers in 2015.

We intend to file the form of amendment after they have been executed by Breitburn’s executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS LP

	By:	BREITBURN GP LLC,
its general partner

Dated: January 30, 2015		By:	/s/ Gregory C. Brown
Gregory C. Brown
General Counsel